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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-46930


                           PROSPECTUS ADDENDUM
                           (TO PRICING SUPPLEMENT DATED OCTOBER 21, 2002, PROSPECTUS SUPPLEMENT DATED OCTOBER 14, 2002 AND PROSPECTUS DATED FEBRUARY 27, 2003)

        UBS AG $150,000,000 VARIABLE RATE CREDIT LINKED NOTES
        (LINKED TO THE CREDIT OF ALLIANZ AG)

        The pricing supplement dated October 21, 2002 and the related prospectus supplement dated October 14, 2002 were originally accompanied by a "base" prospectus dated May 17, 2001. UBS AG has now prepared a new "base" prospectus, dated February 27, 2003. This new base prospectus replaces the original base prospectus dated May 17, 2001. However, because the terms of the securities have remained the same, UBS AG is continuing to use the original prospectus supplement.

        As a result, you should read the pricing supplement and the related prospectus supplement, which give the specific terms of your securities, together with the attached new base prospectus dated February 27, 2003. When you read these documents, please note that:

             - Any references in the pricing supplement and the related prospectus supplement to the original base prospectus dated May 17, 2001 should be read to refer instead to the attached new base prospectus dated February 27, 2003.

             - Any references to the section "Description of Notes We May
               Offer" in the original base prospectus now refer instead to the section "Description of Debt Securities We May Offer" in the new base prospectus.

             - Any references to the section "Legal Ownership of Notes"
               in the original base prospectus now refer instead to the section "Legal Ownership and Book-Entry Issuance" in the new base prospectus.

             - Any references to the section "U.S. Tax
               Considerations--Original Issue Discount--Short-Term Notes" in the original base prospectus now refer instead to the section "U.S. Tax Considerations--Original Issue
               Discount--Short-Term Debt Securities" in the new base prospectus.

        In addition, please disregard the table of contents for the original base prospectus dated May 17, 2001 that is provided in the attached prospectus supplement. A table of contents for the new base prospectus is provided on page 2 of the new base prospectus.

        UBS AG, UBS Warburg LLC and other affiliates of UBS AG may use this prospectus addendum, together with the attached pricing supplement, the related prospectus supplement and the new base prospectus, in connection with offers and sales of the securities in market-making transactions. Please see "Supplemental Plan of Distribution" in the attached prospectus supplement and "Plan of Distribution" in the attached base prospectus.

        UBS WARBURG
        Prospectus Addendum dated February 27, 2003
                                                                     UBS LOGO